Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4, Amendment No. 3, of our report dated March 12, 2020, except for note 19 which is dated March 26, 2020, relating to the consolidated financial statements of SBTech (Global) Limited LTD., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the the impact of the novel coronavirus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

March 26, 2020